     Exhibit 99.1
     The Lubrizol Corporation
     29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298
News Release

FOR RELEASE:	Immediately

FROM:	Financial/Investor Contact	Media Contact
	Mark Sutherland	Julie Young
	440/347-1206	440/347-4432
Web Site: www.lubrizol.com
Lubrizol Announces Earnings of $2.57 per Share
for the First Quarter of 2011
•	First quarter revenues increased to $1.52 billion

•	Adjusted earnings increased to $2.71 per share, excluding merger-related and restructuring costs of $.14 per share

•	Dividends of $.36 per share to be paid to shareholders of record at the close of business on May 10
CLEVELAND, April 27, 2011 — The Lubrizol Corporation (NYSE: LZ) announced that consolidated earnings for the first quarter ended March 31, 2011, were $169.5 million, or $2.57 per diluted share, including $9.1 million, or $.14 per diluted share, of after-tax special charges primarily related to the pending Berkshire Hathaway acquisition of Lubrizol. Comparable earnings for the first quarter of 2010 were $162.3 million, or $2.32 per diluted share, which included after-tax restructuring charges of $.6 million, or $.01 per diluted share, primarily related to restructuring initiatives in the Advanced Materials segment.
First Quarter Consolidated Results
Consolidated revenues for the first quarter increased to $1.52 billion compared with $1.32 billion in the first quarter of 2010. This increase largely was due to an improvement in the combination of price and product mix and higher volume. The impact of currency was negligible for the quarter.
Excluding the special charges in both periods, adjusted earnings were $178.6 million, or $2.71 per diluted share, for the first quarter of 2011 compared with $162.9 million, or $2.33 per diluted share, for the first quarter of 2010.
Compared with the prior-year first quarter, the increase in adjusted earnings per share largely was attributable to improvement in the combination of price and product mix, higher volumes,

the favorable impact of fewer shares outstanding and a lower effective tax rate. These favorable factors to earnings more than offset the impact of higher raw material costs, higher manufacturing costs associated with the increased volumes and higher selling, testing, administrative and research (STAR) expenses.
Cash flow from operations was $82 million for the first three months of 2011 compared with $99 million in the year-earlier period. The year-over-year decrease in cash provided by operating activities primarily was attributable to the funding of the company’s U.S. pension plan in the first quarter of 2011, slightly offset by increased earnings. Capital expenditures in the first quarter of 2011 were approximately $59 million compared with $30 million in the first quarter of 2010. The company’s cash balance at March 31, 2011, decreased to $755 million compared with $896 million at December 31, 2010, primarily due to the acquisition of the Nalco personal care and household care business for $164 million. The company did not repurchase any shares during the first quarter of 2011.
Lubrizol Additives Segment Results
Revenues for the Additives segment increased to $1.08 billion compared with $.95 billion in the prior-year period. The increase in revenues was due to an improvement in the combination of price and product mix and higher volume. Currency had a negligible impact on revenues.
Rising costs for crude, feedstocks and other commodities have continued to affect the chemical industry. Average raw material cost for the segment increased 15 percent in the first quarter 2011 compared with the first quarter of 2010, marking the seventh consecutive quarter of sequential increases. In response to escalating raw material costs, the segment announced its second price increase of 2011 at the end of March with initial implementation on May 1. The segment’s first price increase of 2011 was announced in February and largely implemented by the end of the quarter.
Additives segment operating income in the quarter was $260 million and segment operating margin was 24.0 percent, which is on track with the company’s 2013 operating margin target range for Additives of 24 to 26 percent.
Lubrizol Advanced Materials Segment Results
Revenues in the Advanced Materials segment for the quarter increased to $436 million compared with $368 million in the first quarter of 2010 due to higher volume and improvement in the combination of price and product mix. Currency had a negligible impact on revenues. Excluding the Nalco personal care and household care acquisition, revenues increased 17 percent compared with the year-earlier period.
The Advanced Materials segment experienced 16 percent higher raw material costs compared with the first quarter of 2010. All product lines have implemented price increases to recapture escalating raw material costs.
Segment operating income in the first quarter was $71 million. Advanced Materials’ operating margin in the quarter was 16.3 percent, which is on track with the company’s 2013 operating margin target range for this segment of 15 to 17 percent.

Updates to Guidance Assumptions
The company maintained its outlook for full-year net income that was issued on February 2, excluding merger-related and restructuring costs.
Costs for petrochemical-derived raw materials are expected to continue to increase and both segments will take appropriate action to recover these escalating costs.
The volume forecast for the Additives segment remains unchanged despite the announced reductions in automotive vehicle assembly activity resulting from the impact of the Japanese earthquake and tsunami on that country’s industrial infrastructure.
The Advanced Materials segment also is maintaining its full-year volume outlook.
Lubrizol will not conduct a conference call with analysts or investors to discuss these quarterly results due to the pending acquisition by Berkshire Hathaway. The company expects to file its Form 10-Q with the SEC by Friday, May 6, 2011.
Dividend Announced
As announced on April 26, the board of directors declared a regular dividend of 36 cents per share payable June 10, 2011, to shareholders of record at the close of business on May 10, 2011. The company believes this will be the last regular dividend paid to shareholders given the pending acquisition of Lubrizol by Berkshire Hathaway, which currently is projected to close in the third quarter of 2011.
About The Lubrizol Corporation
The Lubrizol Corporation (NYSE: LZ) is an innovative specialty chemical company that produces and supplies technologies to customers in the global transportation, industrial and consumer markets. These technologies include lubricant additives for engine oils, other transportation-related fluids and industrial lubricants, as well as fuel additives for gasoline and diesel fuel. In addition, Lubrizol makes ingredients and additives for personal care products and pharmaceuticals; specialty materials, including plastics technology and performance coatings in the form of specialty resins and additives. Lubrizol’s industry-leading technologies in additives, ingredients and compounds enhance the quality, performance and value of customers’ products, while reducing their environmental impact.
With headquarters in Wickliffe, Ohio, The Lubrizol Corporation owns and operates manufacturing facilities in 17 countries, as well as sales and technical offices around the world. Founded in 1928, Lubrizol has approximately 7,000 employees worldwide. Revenues for 2010 were $5.4 billion. For more information, visit www.lubrizol.com.
Forward-Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to Lubrizol’s operations and business environment that are difficult to predict and may be beyond the control of Lubrizol. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements. Uncertainties and risk factors that could affect the future performance of Lubrizol and cause results to differ from the forward-looking statements in this release include, but are not limited to, Lubrizol’s ability to manage margins in an environment of volatile raw material costs; conditions affecting Lubrizol’s customers, suppliers and the industries that it serves; competitors’ responses to Lubrizol’s products; changes in accounting, tax or regulatory practices or requirements; other factors that are set forth in management’s discussion and analysis of Lubrizol’s most recently filed reports with the Securities and Exchange Commission; and uncertainties associated with the proposed acquisition of Lubrizol by Berkshire Hathaway, including uncertainties relating to the anticipated timing of filings and approvals relating to the transaction, the expected timing of completion of the transaction and the ability to complete the transaction. The forward-looking statements contained herein represent Lubrizol’s judgment as of the date of this release and Lubrizol cautions readers not to place undue reliance on such statements. Lubrizol assumes no obligations to update the forward-looking statements contained in this release.
Participants in the Solicitation
The company, its directors and officers, and its proxy solicitor, Innisfree M&A Incorporated, may be deemed to be participants in the solicitation of proxies from the company’s shareholders with respect to the special meeting of shareholders that will be held to consider the proposed transaction. Information about the company’s directors and executive officers and their ownership of the company’s common stock is set forth in its Form 10-K which was filed with the SEC on February 25, 2011 and the proxy statement for the company’s Annual Meeting of shareholders, which was filed with the SEC on March 17, 2010. Shareholders may obtain additional information regarding the interests of the company and its directors and executive officers in the proposed transaction, which may be different than those of the company’s shareholders generally, by reading the preliminary proxy statement filed with the SEC on March 25, 2011, and amended on April 11, 2011, the definitive proxy statement (when available) and other relevant documents regarding the proposed transaction, when filed with the SEC.
Additional Information
In connection with the proposed transaction, the company filed a preliminary proxy statement with the SEC. INVESTORS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT AND, WHEN AVAILABLE, THE DEFINITIVE PROXY STATEMENT, BECAUSE THESE DOCUMENTS CONTAIN, IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE COMPANY. You can obtain the preliminary proxy statement, the definitive proxy statement (when available) as well as other filings containing information about the company, free of charge, at the website maintained by the SEC at www.sec.gov. Copies of the preliminary proxy statement, the definitive proxy statement (when available) and other filings made by the company with the SEC can also be obtained, free of charge, by directing a request to The Lubrizol Corporation, 29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298, attention: Corporate Secretary.

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THE LUBRIZOL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In Millions Except Per Share Data)

	Three Months Ended
	March 31,
	2011	2010

Revenues	$1,518.9	$1,315.5
Cost of sales	1,036.7	864.8

Gross profit	482.2	450.7

Selling and administrative expenses	132.7	122.9
Research, testing and development expenses	53.8	52.8
Amortization of intangible assets	6.8	6.3
Berkshire Hathaway merger-related costs	9.9	—
Restructuring (credits) charges	(0.6)	0.9
Other expense (income) — net	0.9	(8.1)
Interest expense — net	23.6	23.5

Income before income taxes	255.1	252.4
Provision for income taxes	81.2	85.4

Net income	173.9	167.0
Net income attributable to noncontrolling interests	4.4	4.7

Net income attributable to The Lubrizol Corporation	$169.5	$162.3

Earnings per share attributable to The Lubrizol Corporation:
Basic	$2.63	$2.37

Diluted	$2.57	$2.32

Weighted-average common shares outstanding:
Basic	64.4	68.6

Diluted	66.0	69.8

THE LUBRIZOL CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Millions of Dollars)

	March 31,	December 31,
	2011	2010
Assets
Cash and cash equivalents	$755.2	$896.2
Receivables	873.8	723.5
Inventories	835.5	821.8
Other current assets	118.6	108.6

Total current assets	2,583.1	2,550.1
Property arid equipment — net	1,222.3	1,183.5
Goodwill and intangible assets — net	1,245.3	1,065.0
Other assets	166.7	168.4

Total	$5,217.4	$4,967.0

Liabilities and Equity
Current portion of long-term debt	$0.4	$0.4
Accounts payable	434.5	369.2
Accrued expenses and other current liabilities	291.0	351.3

Total current liabilities	725.9	720.9
Long-term debt	1,350.1	1,351.6
Other noncurrent liabilities	613.9	613.8

Total liabilities	2,689.9	2,686.3

Redeemable stock-based awards	9.4	9.6
Total equity	2,518.1	2,271.1

Total	$5,217.4	$4,967.0

THE LUBRIZOL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Millions of Dollars)

	Three Months Ended
	March 31,
	2011	2010
Cash provided by (used for):
Operating activities:
Net income	$173.9	$167.0
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	41.8	42.7
Deferred income taxes	2.7	7.8
Stock-based compensation	4.1	3.9
Net change in working capital	(128.7)	(130.5)
Other items — net	(11.6)	8.1

Total operating activities	82.2	99.0

Investing activities:
Capital expenditures	(59.0)	(30.4)
Acquisitions	(164.2)	(2.5)
Other items — net	4.8	3.5

Total investing activities	(218.4)	(29.4)

Financing activities:
Dividends paid	(23.1)	(21.2)
Common shares purchased	—	(60.2)
Repayments of long-term debt	—	(45.8)
Other items — net	3.4	22.4

Total financing activities	(19.7)	(104.8)

Effect of exchange rate changes on cash	14.9	(13.7)

Net decrease in cash and cash equivalents	(141.0)	(48.9)

Cash and cash equivalents at the beginning of period	896.2	991.0

Cash and cash equivalents at the end of period	$755.2	$942.1

THE LUBRIZOL CORPORATION
SEGMENT INFORMATION
(In Millions of Dollars)

	Three Months Ended
	March 31,
	2011	2010
Revenues from external customers:
Lubrizol Additives	$1,083.4	$948.0
Lubrizol Advanced Materials	435.5	367.5

Total revenues	$1,518.9	$1,315.5

Segment operating income:
Lubrizol Additives	$259.9	$246.4
Lubrizol Advanced Materials	71.1	60.6

Total segment operating income	331.0	307.0

Corporate expenses	(38.2)	(35.5)
Corporate other (expense) income — net	(4.8)	5.3
Berkshire Hathaway merger-related costs	(9.9)	—
Restructuring credits (charges)	0.6	(0.9)
Interest expense — net	(23.6)	(23.5)

Income before income taxes	$255.1	$252.4

THE LUBRIZOL CORPORATION
Supplemental Financial Information
For the Three Months Ended March 31, 2011 and 2010
Reconciliation of Earnings to Earnings As Adjusted
(In Millions of Dollars, Except Per Share Data)
Earnings as adjusted (Non-GAAP) is a measure of income that differs from earnings measured in accordance with generally accepted accounting principles (GAAP). Earnings as adjusted may not be comparable with similarly titled measures used by other companies and should not be considered in isolation or as a substitute for measures of income in accordance with GAAP, as non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations. We believe that earnings as adjusted for the exclusion of Berkshire Hathaway merger-related costs and restructuring (credits) charges assists the investor in evaluating the results of our core operating activities and provides greater comparability with historical results where such charges may be materially different. We use earnings as adjusted to measure and evaluate performance and to determine, in part, incentive compensation. We believe that the presentation of both GAAP and non-GAAP measures may assist investors in comparing our performance with that of peer companies presenting a similar non-GAAP measure.

	Three Months Ended			Three Months Ended
	March 31, 2011			March 31, 2010
	Income	Net Income		Income	Net Income
	Before	Attributable	Diluted	Before	Attributable	Diluted
	Tax	to Lubrizol	EPS	Tax	to Lubrizol	EPS

Earnings	$255.1	$169.5	$2.57	$252.4	$162.3	$2.32

Adjustments:
Berkshire Hathaway merger-related costs	9.9	9.5	0.15	—	—	—
Restructuring (credits) charges	(0.6)	(0.4)	(0.01)	0.9	0.6	0.01

Earnings as adjusted (Non-GAAP)	$264.4	$178.6	$2.71	$253.3	$162.9	$2.33

THE LUBRIZOL CORPORATION
Supplemental Financial Information
For the Three Months Ended March 31, 2011 and 2010
Reconciliation of Net Income Attributable to The Lubrizol Corporation to
Earnings Before Interest and Taxes (EBIT), and Before Berkshire Hathaway
Merger-Related Costs and Restructuring (Credits) Charges (Adjusted EBIT)
(In Millions of Dollars)
Earnings before interest and taxes (EBIT) (Non-GAAP) and earnings before interest, taxes, Berkshire Hathaway merger-related costs and restructuring (credits) charges (Adjusted EBIT) (Non-GAAP) are measures of income that differ from net income attributable to The Lubrizol Corporation measured in accordance with generally accepted accounting principles (GAAP). EBIT and Adjusted EBIT may not be comparable with similarly titled measures used by other companies and should not be considered in isolation or as a substitute for measures of income in accordance with GAAP. EBIT is defined as net income attributable to The Lubrizol Corporation per our consolidated results, adjusted for interest expense — net and the provision for income taxes. EBIT is further adjusted for Berkshire Hathaway merger-related costs and restructuring (credits) charges to derive Adjusted EBIT. We believe that net income attributable to The Lubrizol Corporation, EBIT and Adjusted EBIT assist the investor in understanding the results of operations of The Lubrizol Corporation and may assist investors in comparing our performance with that of peer companies presenting similar non-GAAP measures. In addition, we evaluate results using net income attributable to The Lubrizol Corporation, EBIT and Adjusted EBIT.

	Three Months Ended
	March 31,
	2011	2010
Net income attributable to The Lubrizol Corporation	$169.5	$162.3
Add back:
Interest expense — net	23.6	23.5
Provision for income taxes	81.2	85.4

Earnings before interest and taxes (EBIT)	274.3	271.2

Berkshire Hathaway merger-related costs	9.9	—
Restructuring (credits) charges	(0.6)	0.9

Earnings before interest, taxes, Berkshire Hathaway merger-related costs and restructuring (credits) charges (Adjusted EBIT)	$283.6	$272.1